Exhibit 99-1

press release

Sierra Health Services, Inc.®
2724 North Tenaya Way
Las Vegas, Nevada 89128
(702) 242-7000

FOR IMMEDIATE RELEASE

CONTACTS:	Peter O’Neill	Peter Casey
	VP, Public & Investor Relations (702) 242-7156	The Altman Group (Proxy Solicitor) 1200 Wall Street West 3rd Floor Lyndhurst, NJ 07071 (201) 806-7300

SIERRA HEALTH SERVICES, INC. SETS MEETING DATE AND RECORD DATE FOR SPECIAL MEETING OF STOCKHOLDERS

LAS VEGAS, May 8, 2007 -- Sierra Health Services, Inc. (NYSE:SIE) today announced that a special meeting of stockholders, to consider and vote upon the proposed merger with UnitedHealth Group, has been set for June 27, 2007. The meeting will be held in the Chairman’s Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, and will begin at 1 p.m. Pacific time. The record date for the meeting is May 18, 2007. A Definitive Proxy Statement for the special meeting will be mailed to stockholders beginning on or about May 21, 2007.

Sierra Health Services, Inc., based in Las Vegas, is a diversified healthcare services company that operates health maintenance organizations, indemnity insurers, preferred provider organizations, prescription drug plans and multi-specialty medical groups. Sierra’s subsidiaries serve over 860,000 people through health benefit plans for employers, government programs and individuals. For more information, visit the Company’s website at www.sierrahealth.com.

Additional Information and Where to Find It

In connection with the proposed merger between Sierra and a subsidiary of UnitedHealth Group Incorporated and the other transactions contemplated by the Plan and Agreement of Merger (the “Merger Agreement”) between Sierra and UnitedHealth Group, Sierra intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement and related proxy solicitation materials. BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, INVESTORS AND HOLDERS OF SIERRA COMMON STOCK ARE URGED TO READ THEM, IF AND WHEN THEY BECOME AVAILABLE. When filed with the SEC, they will be available for free (along with other documents and reports filed by Sierra and UnitedHealth Group with the SEC), at the SEC’s website, http://www.sec.gov. In addition, investors and Sierra stockholders may obtain free copies of the documents filed with the SEC by Sierra by a written request to Sierra Health Services, Inc., P.O. Box 15645, Las Vegas, NV 89114-5645, Attention: Investor Relations.

Participants in the Solicitation

Sierra and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sierra common stock in connection with the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of Sierra is set forth in the proxy statement for Sierra’s Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2006. Investors may obtain additional information regarding the interests of such participants in the Merger and the other transactions contemplated by the Merger Agreement by reading the proxy statement and related proxy solicitation materials if and when they become available.

UnitedHealth Group and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sierra common stock in connection with the proposed transactions. Information about the directors and executive officers of UnitedHealth Group is set forth in the proxy statement for UnitedHealth Group’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 26, 2006. Investors may obtain additional information regarding the interests of such participants by reading the prospectus and proxy solicitation statement if and when it becomes available.